UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MEDIFIRST SOLUTIONS, INC.
(Name of small business issuer in its charter)

NEVADA	2721	27-3888260
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

4400 North Federal Highway Suite 54 Boca Raton, Florida 33431 Tel: (561)558-6872	East Biz.com, Inc. 5348 Vegas Drive Las Vegas, NV 89108 Tel: (702)871-8678
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

With copies to:
Wani Iris Manly, Esq.
W. Manly, P.A.
10 SW South River Drive, Suite 1712
Miami, Florida  33130
Telephone:  (305) 407-8236

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Number of shares to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock for sale by selling stockholders	6,574,250	$.08	$525,940	$61.06

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion dated December 8, 2011

MEDIFIRST SOLUTIONS, INC.

6,574,250 Shares of Common Stock

This prospectus relates to periodic offers and sales of 6,574,250 shares of common stock by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling shareholder(s). The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  For a description of the plan of distribution of these shares, please see page 8 of this prospectus.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, Medifirst Solutions, Inc.. The summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Medifirst Solutions, Inc. (“Medifirst” or the “Company”) is a development stage company. The Company was organized under the laws of the state of Nevada on November 8, 2010. Medifirst both sells its own private label products as well as develops new products to bring to market. Our business model is to both penetrate the consumer market with new exciting products as well as develop new products and services for our client base and overall expansion of products and services. Medifirst will also offer additional services to all clients. Several of our products will require our clients to need creative services and we will offer those service through our creative division. Services include product design, marketing, contract publishing, production and distribution. Currently we have the Miracle-cig and Florida Health Community as our first two products and services.

Our principal executive offices are located at 4400 North Federal Highway, Suite 54, Boca Raton, Florida 33431 and our telephone number is: (561) 558-6872.

Our Financial Situation

Since inception of our Company we have incurred only losses. Our auditors have indicated that there is substantial doubt regarding our ability to continue as a going concern. The opinion issued by our auditors reflects uncertainty regarding whether we have sufficient working capital available as of  November 8, 2010 to enable the Company to continue operating as a going concern.

We will not be able to complete the development of our business plan or commence operations without additional financing. We have no history of operating profits, we have limited funds and we will continue to incur operating losses in the foreseeable future.

If we cannot operate profitably, we may have to suspend or cease operations. Our current funds will not sustain the Company’s operations for the next year. In order to become profitable, we will need to generate revenues to offset our cost of sales and marketing, and general and administrative expenses. If we do not become profitable, we will need to raise additional capital to sustain our operations. However, we may be unable to secure additional financing on terms acceptable to us and we may not even be able to obtain any financing at all. If our losses continue and we are unable to secure sufficient additional financing and management is unable to continue funding us, we may ultimately fail and any investment would be lost in its entirety.

Our Offering

This prospectus relates to the sale of a total of 6,574,250 shares of our common stock. Upon the effective date of this registration statement, up to 6,574,250 shares may be sold by the Selling Stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this prospectus, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data

ASSETS	December 31, 2010	September 30, 2011
Cash	$30,631	$48,544
Total Assets	$30,631	$48,544

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total Current Liabilities	$4,133	$23,811

STOCKHOLDERS’ EQUITY

Common stock: $.0001 par value, 200,000,000 shares authorized 1,700,750 shares issued and outstanding	170	648
Additional paid-in-capital	30,789	45,111
Accumulated Deficit	(4,461)	(15,098)

Total stockholders’ equity	26,998	30,661

Total liabilities and stockholders’ equity	$30,631	$54,472

Statements of Operations Data

	Inception on November 8, 2010 to December 31, 2010	September 30, 2011
Gross Income	$0	$42,838

Operating Expenses	$4,461	$53,000

Earnings (Loss)	(4,461)	(10,637)

Weighted average number of shares of common stock outstanding	1,103,736	4,292,685

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments. Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are a development stage company and we have no operating history upon which you can base an investment decision.

Our Company was formed on November 8, 2010, and we have no operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our December 31, 2010 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Because our Officers may be unable or unwilling to loan or advance any capital to Medifirst Solutions, Inc., we believe that if we do not raise at least $25,000 from our continuing private placement, we may be required to suspend or cease the implementation of our business plans within 6 months. Since there are no refunds on sold shares, you may be investing in a company that will not have the funds necessary to continue to deploy its business strategies. See “December 31, 2010 Audited Financial Statements - Report of Independent Registered Public Accounting Firm.”

Medifirst Solutions, Inc. has begun selling product, and is bringing in revenue. If the Company is unable to develop sufficient additional customers for its products, it will not generate enough revenue to sustain its business resulting in business failure and complete loss of any investment(s) made into the Company.

We are seeking additional financing to fund our product development and operations, and if we are unable to obtain funding when needed, our business would fail.

We need additional capital to complete our product inventory requirements, and to deliver our product to our customers at their location.  We will be required to fund operations through the sale of equity shares and will not be able to continue as a going concern if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we are unable to continue, establish and maintain relationships with our targeted audience, we would not be able to continue with operations.

There is intense competition for these relationships and we may not be able to attract and retain retailers’ or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would fail and any investment made into the Company would be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail.

We are heavily dependent on the personal efforts and abilities of our Officers and Directors. They have been and continue to expect to be able to commit full time to the development of Medifirst Solutions, Inc.’s business plan in the next twelve months. The loss or unavailability of their services would have a materially adverse effect on our business prospects and potential earning capacity. We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly.

As a result of becoming a reporting company, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our products.

There can be no guarantee that current demand for our products will continue. There are several other companies currently marketing similar products and if these companies are successful in developing a product like ours, our products may become obsolete and undesirable in the marketplace. In such a scenario, our products may well no longer be salable to our prospective customers.

We will rely on others for production of our products; any interruptions of these arrangements would disrupt our ability to fill customers’ orders and have a material impact on our ability to operate.

We will be required to obtain our products by contracted manufacture or we create it ourselves. Any increase in labor, equipment, or other production costs by our contractors could adversely affect our cost of sales. The manufacture of our product by third parties might result in unforeseen manufacturing and operations problems. If we are unable to meet manufacturing commitments, it will adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm the business.

Any significant increase in the cost or disruption in supply of the materials and components used to manufacture our products would have a material adverse effect on our cost of sales.

Our products’ creation depends on a readily available supply of parts and materials as well as created written material, website programming and graphic design.  Should these components become unavailable or, if their price rises to levels making it impossible to manufacture our product for sale at reasonable costs, our business could suffer and become unsustainable.

RISKS RELATED TO OUR COMMON STOCK

Because the Company has generated minimal revenues, our business may fail prior to us ever beginning operations resulting in a complete loss of any investment made into the company.

We are offering the public up to 6,574,250 shares of our common stock; however, there is no minimum amount of stock that must be sold prior to us utilizing the proceeds from the offering. We have generated  minimal revenues. As such we may be forced out of business prior to ever beginning operations and generating revenues in which case investors would lose their entire investment.

We are controlled by current officers, directors and principal stockholders.

Our officers and directors and principal founding stockholders beneficially own approximately 53% of the outstanding shares of our common stock. So long as our officers and directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

The $.0001 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for Medifirst Solutions, Inc. common stock, but if a market for our common stock does develop, our stock price may be volatile.

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:

While Medifirst Solutions, Inc. expects to apply for listing on the OTC  Markets QB (OTCQB), we may not be approved, and even if approved, we may not be approved for trading on the OTCQB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term.

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTC Markets QB, we may not be approved to trade on the OTCQB, and we may not meet the requirements for listing on the OTCQB.  If we do not meet the requirements of the OTCQB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling stockholders could cause our stock price to decline and we cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Stockholders named herein of our common stock in the public market, or the perception that sales by the Selling Stockholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We have limited financial resources at present, and proceeds from the offering may not be used to fully develop its business.

Medifirst Solutions, Inc. has limited financial resources at present; as of September 30. 2011, it had $48,544 of cash on hand. If it is unable to develop its business plan, it may be required to divert certain proceeds from the sale of Medifirst Solutions, Inc. stock to general administrative functions. If Medifirst Solutions, Inc. is required to divert some or all of proceeds from the sale of stock to areas that do not advance the business plan, it could adversely affect its ability to continue by restricting the Company’s ability to become listed on the OTCQB; advertise and promote the Company and its products; travel to develop new marketing, business and customer relationships; and retaining and/or compensating professional advisors.

These risk factors, individually or occurring together, would likely have a substantially negative effect on Medifirst Solutions, Inc. business and would likely cause it to fail.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $.0001 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “Selling Stockholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the Selling Stockholder can presently estimate the amount of such compensation.

The Selling Stockholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the Selling Stockholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the Selling Stockholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each Selling Stockholder that in the event of a “distribution” of the shares owned by the Selling Stockholder, such Selling Stockholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC. We expect such expenses related to the issuance and distribution of the shares of common stock offered by us and the Selling Stockholders to be approximately $12,000.

The Company is registering for offer and sale by the holders thereof 6,574,250 of common stock held by such shareholders. All the Selling Stockholders’ shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a Selling Stockholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Tom Zanardi	50,000	*	50,000	-0-	*
Ronald Lee Rubin	35,000	*	35,000	-0-	*
Brad Till	50,000	*	50,000	-0-	*
Bradley Schoengood	317,000	4.8	317,000	-0-	4.8
Wani Manly	40,000	*	40,000	-0-	*
Sam Danzis	187,500	2.8	187,500	-0-	2.8
Jon Michael Pealy	150,000	2.3	150,000	-0-	2.3
Miriam Corn	315,000	4.8	315,000	-0-	4.8
Robert Convissar	300,000	4.5	300,000	-0-	4.5
James A Greene	168,750	2.5	168,750	-0-	2.5
Craig Roberts	150,000	2.3	150,000	-0-	2.3
Raymond Kripaitis, Jr.	218,750	3.3	218,750	-0-	3.3
Jorge Vega	300,000	4.5	300,000	-0-	4.5
Richard P. Greene	250,000	3.8	250,000	-0-	3.8
Dominique MacLean	12,500	*	12,500	-0-	*
Joan Kelly	25,000	*	25,000	-0-	*
John T Mallen	25,000	*	25,000	-0-	*
Ann Marie Kripaitis	12,500	*	12,500	-0-	*
Paul Gerstel	6,250	*	6,250	-0-	*

Patricia Gerstal	6,250	*	6,250	-0-	*
Bruce Gerstel	25,000	*	25,000	-0-	*
Alexander J. Guerriina	6,250	*	6,250	-0-	*
Anthony L. Nastasi	6,250	*	6,250	-0-	*
Louis E. Nastasi	18,750	*	18,750	-0-	*
Thomas R. Eagle	6,250	*	6,250	-0-	*
Francesco T. Nastasi	6,250	*	6,250	-0-	*
Ben Siciensky	25,000	*	25,000	-0-	*
Louis Bongiovanni	6,250	*	6,250	-0-	*
William F. Sturgis	6,250	*	6,250	-0-	*
Nelson Weisberg	125,000	1.9	125,000	-0-	1.9
Evan Titelbaum	125,000	1.9	125,000	-0-	1.9
Samamtha Kripaitis	3,750	*	3,750	-0-	*
Richard Kripaitis	3,750	*	3,750	-0-	*
Raymond R. Kripaitis Sr.	6,250	*	6,250	-0-	*
Regina L. Greene	3,000	*	3,000	-0-	*
Kathryn N. Greene	3,000	*	3,000	-0-	*
Richard P. Greene Jr	20,000	*	20,000	-0-	*
Barbara Sternfeld	25,000	*	25,000	-0-	*
Kieran Kelly	5,000	*	5,000	-0-	*
Darren Krapaitis	3,750	*	3,750	-0-	*
Ann Marie Schmidt	6,250	*	6,250	-0-	*
Brian Silver	6,250	*	6,250	-0-	*
Thomas Mullen	12,500	*	12,500	-0-	*
Bruce Schoengood	3,500,000	53	3,500,000	2,600,000	39

TOTAL	6,574,250		6,574,250

*	Less than one percent (1%).
(1)	Assumes current issued and outstanding shares –_6,599,250 common shares

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 6,599,250 shares of our common stock issued and outstanding as of the date hereof. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 200,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of Medifirst stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Medifirst Solutions’ directors.

Preferred Stock

The Company has authorized 1,000,000 shares of Preferred Stock value $.0001. Each share shall 100 votes per share on corporate matters.

The Company has issued founders shares at a price of $0.002 per share to the following individual:

Bruce Schoengood………………………………………………3,500,000

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

ClearTrust, LLC, 16540 Pointe Village Drive, Suite 201, Lutz, Florida 33558, telephone 813-235-4490; Fax: (813) 388-4549.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of W. Manly, P.A., of Miami, Florida, an independent legal counsel, has provided an opinion and consent on the validity of Medifirst Solutions, Inc. issuance of common stock and is presented as an exhibit to this filing. W. Manly has been issued 40,000 shares of common stock for services.

The financial statements included in this Prospectus and in the Registration Statement have been audited by David A. Aronson, CPA, P.A., 1000 NE 176 Street, North Miami, FL 33162 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

Medifirst Solutions, Inc. (the “Company”) is a development stage company. The Company was organized under the laws of the state of Nevada on November 8, 2010.

Medifirst Solutions, Inc. has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, Medifirst Solutions, Inc. has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. Medifirst Solutions, Inc. is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Since our inception, we have been engaged in business planning activities, including researching the industry, identifying target markets for our products, developing our Medifirst Solutions, Inc. models and financial forecasts, performing due diligence regarding potential geographic locations most suitable for establishing our offices and identifying future sources of capital.

Currently, Medifirst Solutions, Inc. has one officer and director who has assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. Other than the Officer/Director, there are no employees at the present time. We do anticipate hiring employees when the need arises.

Medifirst Solutions, Inc. currently has no intention to engage in a merger or acquisition with an unidentified company. We may pursue strategic acquisitions that complement our current business model within the medical alert industry which may allow us to expand our activities and capabilities and advance our production.

Medifirst Solutions, Inc.’s fiscal year end is December 31.

Business of Issuer

Medifirst Solutions, Inc. is a Nevada company that is doing business across the United States. Medifirst both sells its own private label products as well as develops new products to bring to market. Our business model is to both penetrate the consumer market with new exciting products as well as develop new products and services for our client base and overall expansion of products and services. Medifirst will also offer additional services to all clients. Several of our products will require our clients to need creative services and we will offer those service through our creative division. Services include product design, marketing, contract publishing, production and distribution. Currently we have the Miracle-cig and Florida Health Community as our first two products and services.

Miracle-cig TM Electronic Cigarette
Currently, Medifirst has the Miracle-cig, an electronic cigarette (e-cig) as its first consumer product. The product is sold online at www.miraclecig.com and the company has plans to try to place the product in retail outlets and convenience stores. The product has been manufactured, inventoried and a trademark has been filed with the United States Patent and Trademark Office. Additionally, Medifirst has applied for and been approved for a merchant service account to offer consumer payment solutions, VISA, MASTERCARD and DISCOVER to its customers. We plan to increase our product line and launch several lines of e-cigs that will be marketed to different target consumer groups. With one e-cigarette equaling almost an entire pack of cigarettes in the number of puffs, the cost savings in substantial. The Miracle-cig retails for $9.95 per unit.

About the Miracle-cig
Medifirst produces the Miracle-cig, a disposable electronic cigarette (e-cig). E-cigarettes looks, feels and smokes just like a real cigarette, but simply has none of the harmful substances found in real cigarettes. It’s a battery operated cigarette alternative that produces no fire and is safe to use just about anywhere. There is no smoke, no ask, no mess and no second-hand smoke. It is a clean virtually odorless water vapor with a nicotine or non-nicotine delivery system. An e-cigarette is a cigarette-sized tube with a colored LED light on the end, containing a battery and an atomizer cartridge that holds liquid. When the user draws in, a pressure-activated switch turns on a mini heating element and produces a vapor that looks like smoke.

Being hailed as the smoker's smart choice, the decision is easy to choose the e-cig because they are absent additives, chemicals, tar and smoke, the e-cigarettes are very cost effective and convenient and easy to use.

Industry Background

FDA
The Food and Drug Administration has announced that it will regulate smokeless electronic cigarettes as tobacco products and would not try to regulate them under stricter rules for drug-delivery devices.

The American Association of Public Health Physicians has come out in support of electronic cigarettes, saying “A cigarette smoker can reduce his or her risk of future tobacco-related death by 98% or better by switching to a low risk smokeless tobacco product. He or she could cut that risk by 99.9% or better by switching to a nicotine-only delivery product like one of the pharmaceutical products or e-cigarettes. Experience suggests that e-cigarettes may be more acceptable to smokers than the currently available pharmaceutical alternatives. A smoker can secure almost all the health benefits of quitting if he or she transitions to an e-cigarette.” The AAPHP recommends that the FDA reclassify the electronic cigarette as a tobacco product (as opposed to a drug/device combination) and believes that the effects of second-hand smoke will be significantly decreased using electronic cigarettes

The Market
The Wall Street Journal recently estimated annual industry revenue to be around $100 million. An estimated 46 million American adults currently smoke cigarettes and 76% say they want to stop smoking. The Miracle-cig is an affordable alternative for tobacco and smokers that will appeal to people who want to quit smoking regular cigarettes and those looking for a smoke substitute to be used in places tobacco and smoke is not allowed. The e-cig is not sold as a quit smoking product. Although many smokers find it very helpful to quitting, that is a determination they have to make and decide. The e-cig does not have second-hand smoke. The e-cig will appeal to both males and females who are of legal smoking age.

Market Strategy
The Company’s strategic marketing plan is based on utilizing internet sales, search engine optimization (SEO); affiliate marketing, Google keywords that will be promoted via web and print and direct sales to organizations. Medifirst also plans to solicit its products to retail outlets and convenience stores.

SEO
Stands for search engine optimization. Search engine optimization (SEO) is the process of improving the visibility of a website or a web page in search engines via the "natural" or un-paid ("organic" or "algorithmic") search results. In general, the earlier (or higher ranked on the search results page), and more frequently a site appears in the search results list, the more visitors it will receive from the search engine's users. SEO may target different kinds of search, including image search, local search, video search, academic search, news search and industry-specific vertical search engines.

Affiliate Marketing
Affiliate marketing—using one website to drive traffic to another—is a form of online marketing. While search engines, e-mail, and website syndication capture much of the attention of online retailers, affiliate marketing continues to play a significant role in e-retailers' marketing strategies. An affiliate typically will get a commission on the sales that are made from the customers He brings to the company.

Google Keywords
This is a paid promotional tool offered by Google that allows your company listing and link to be top-listed and highlighted on Google searches. The company decides on words, known as keywords, that are used to search on Google and they pay Google a fee when a person clicks on they link after performing as search using that word. In the case of Miracle–cig, we would buy keywords for the term “electronic cigarettes” and “e-cigs”.

Convenience Stores
Until recently, e-cigs have been sold through traditional tobacco stores that normally expect a keystone or 100% markup on items other than cigarettes. Though it is hard to determine the exact number of e-cig users in the U.S., the National Vapors Club estimated that about a million people used e-cigs last year, so it certainly is a growing segment, and the product offers convenient stores an excellent alternative to cigarettes with lower taxes and much higher margins. 7-Eleven is a major franchise that carries the e-cig. Many others have begun to carry them as well. There are no tobacco taxes on the e-cigs because there is no tobacco in the product, which can make it a very affordable alternative to cigarettes in high tax areas, leading to even more sales.

The Miracle-cig is a disposable unit has an aggressive price point of  $9.95 and its small packaging that allows stores to display them up front by the register.

Competition
The e-cig marketplace has several companies selling products via the internet. Green Smoke, NJOY and Blue are the major competitors. There many companies selling electronic cigarettes and there is intense competition. All three sell starter kits the start at $69.96. These are rechargeable systems that come with various cartridges and batteries. All products are sold only online. The units need to be charged and assembled. These companies primarily use Google placement and Google Keywords to come in Google searches. We believe there is still much room for growth in this industry especially in consumer demand.

Differences in Product
For retail sales, the Miracle-cig will stand out because it is different than most other e-cig products. It is disposable, fully charged and requires no assembly. Simply put, it is easy to use and inexpensive. The price point of $9.95 is much cheaper than the $70 and higher prices starter kits. Our trademarked name will be heavily branded and will appeal to a cross demographic of consumers. According to Convenience Store News, “As far as products go, c-stores are reportedly finding greater success with the disposable varieties of electronic cigarettes thanks to a much lower price point (around $9.99) than starter kits, which can be upward of $50; some in the $100 to $200 range.”

Florida Health Community (FHC)
FHC is a multifaceted company designed to offer several digital and print products about healthcare and fitness news and information. FHC will bring home healthcare, medical professionals and services right to the fingertips of Florida residents. The FHC website (www.floridahealthcommunity.com) is both an informational and social media network designed for both medical professionals and the people who seek their services. The FHC Newsletter will be is a full color and printed tabloid that will have news, updates and physician profiles.

Florida Health Community Website
--Medical Directory
FHC offers a comprehensive Medical Directory, that will let members search specific counties for doctors and specialists of all kinds. You can find a listing for a family doctor, internist  pediatrician, orthopedic, dentists and dozens more. Each physician listing will have a full description of the practice, including their credentials, history, insurance details and patient testimonials. All the information pertaining to the doctor listings will be supplied directly from the doctors who will have access to login to both update their information and correspond with members.
--Social Media
People can login for free to become a member. In addition to searching the Medical Directory, members can use the social media aspects of the site to correspond with other members as well as medical professionals. Members can set up a blog, join a forum, chat with each other and start a group. The goal is to develop a social media experience that will enhance the member experience on the website.

FHC Newsletter
This oversized full color newsletter will be mailed to Florida residents and available in doctors offices. The newsletter will feature current healthcare and medical news and updates as well as related events in the community. It will have informative articles such as dental care for those with have no coverage and will list medical facilities people can go to for a dental emergency. It will contain a medical directory and profile several physicians and healthcare professionals. The newsletter will be not just informative but a valuable guide and people will keep for future reference. The newsletter will also be an important tool to promote the FHC website.

Florida Health Community Advertising Agency
FHC will also provide website, publishing, marketing, print and video production services for hire for all clients. Utilizing the skills and expertise needed to create our products, we are offering extended services to the medical and healthcare community and our clients. Many of our client are in need of a business website, various promotional materials such as brochures, company logo, video promotions and editorial services.

Revenue
For the website revenue will come from doctors and various medical services that will pay for premium placement including a video tour of their offices or facility that will be part of their online listing.  We also will accept banner advertising on the website. We will offer several different advertising packages, silver, gold and platinum which will include ad placement in the website and newsletter. The newsletter will include advertisements as well. And additional revenue will from our create service offered as part of the FHC advertising Agency.

The Market
Florida has over 35,000 licensed physicians, 10,000 dentists and thousands of alternative healthcare professionals. To get new patients and increase business doctors and healthcare owners need to increase their visibility through advertising and promotion. Through FHC website, not only will the healthcare professionals have a listing with they can get referrals through the social media component of the site.  Doctors are increasingly relying on the internet to get more patients as more people are using the internet to research and find healthcare professionals.

Market Strategy
The Company’s strategic marketing plan is based promoting the FHC website online on utilizing search engine optimization (SEO); affiliate marketing and Google keywords. The FHC newsletter, which will be mailed to residents  and doctors offices will also serve to cross promote the website. The company will brand the name Florida Health Community with an aggressive PR campaign.

Competition
There are many online websites and have a medical directory integrated in their site. They are all competing for people to point and click on their site. Many like webmd.com or zocdoc.com asks you pick a state to begin the search. Others which are national, are part of either government programs such as Medicare or private insurance companies such Blue Cross Blue Shield (provider.bcbs.com). There are online phonebooks such as superpages.com  and state websites such as florida doctors.com that will compete directly with Florida Health Community. What sets FHC apart is our integration of social media to give the users a much more comprehensive online experience.

Our major competitor is Pinellas Health Care News that offers a 12 page oversized newsletter. There model is distribution via mail. Considering the size and demographics of the state, we believe there is room for the FHC Newsletter which has much more editorial content to find its own niche and to sustain sales and revenue.

Employees
Other than our officer and director and certain consultants, there are no employees of the Company. Medifirst Solutions, Inc. may be required to hire an attorney on a consultant basis to navigate permit and licensing requirements, but otherwise, Medifirst Solutions, Inc.’s Officer and Director intends to do whatever work is necessary to bring the Company to the point of earning increased revenues from the sale of our products or further acquisitions. All operational functions such as customer service representatives, telemarketing, warehousing and fulfillment are done in-house.

Board Committees
Medifirst Solutions, Inc. has not yet implemented any board committees as of the date of this Prospectus.

Directors
There is no maximum number of directors Medifirst Solutions, Inc. is authorized to have. However, in no event may Medifirst Solutions, Inc. have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such additional persons.

DESCRIPTION OF PROPERTY

Medifirst Solutions, Inc.’s corporate office is located at 4400 North Federal Highway, Suite 54, Boca Raton, Florida 33431 and our telephone number is (561) 558-6872. This office space is leased through April 30, 2012 at a monthly cost of approximately$300.00. There are currently no proposed programs for the renovation, improvement or development of the facilities currently used. The company intends to renew the lease prior to its termination.

Medifirst Solutions, Inc. management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  Medifirst Solutions, Inc. does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  Medifirst Solutions, Inc.’s officer and director has not been convicted in a criminal proceeding nor has he been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officer and director has not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a development stage company, incorporated on November 5, 2010 and have begun selling product and generating revenue from our business operations. See “Description of Business” contained herein.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from outside or from sources operations. Our only other source for cash at this time is investments by others in our Company.

Our Officer and Director is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through private placement capital. As of September 30, 2011, we had $48,544 cash on hand.  From inception to September 30, 2011 we had total expenses of $57,461 which were related to start-up costs.

To date, the Company has not fully implemented its planned principal operations or strategic business plan.  Medifirst Solutions, Inc. is attempting to secure sufficient monetary assets to increase operations. Medifirst Solutions, Inc. cannot assure any investor that it will be able to enter into sufficient business operations adequate enough to insure continued operations.

Our intended plan of operations is to serve as a Healthcare Directory, both on-line and in print as well as a social media site to implement the necessary sales and marketing support to begin generating revenue.  If Medifirst Solutions, Inc. does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  Medifirst Solutions, Inc. cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

Medifirst Solutions, Inc. management may incur production and development costs within the next twelve months (12) to provide additional products and features to the product family.

Medifirst Solutions, Inc. currently does not own any significant plant or equipment that it would seek to sell in the near future.

Medifirst Solutions, Inc. management anticipates hiring employees or independent contractors over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officer and director appears sufficient at this time.

The Company has not paid for expenses on behalf of its director.  Additionally, Medifirst Solutions, Inc. believes that this policy shall not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to Medifirst Solutions, Inc. who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name of beneficial owner	Amount of Beneficial ownership	Percent of class
Common Stock	Bruce Schoengood	3,500,000	53%

The percent of class is based on 6,599,250 shares of common stock issued and outstanding as of the date of this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

Medifirst Solutions, Inc. does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer  and key employees for services rendered in all capacities to the Company during fiscal year 2010.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Bruce Schoengood	2010	$0.00	$0.00	$0.00	None

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date bonuses shares have been granted to management for achievement of certain goals in the initial phase of establishing the Company’s operation and organization. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Because we are still in the development stage, our directors are not receiving any compensation other than reimbursement for expenses incurred during their duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees, however, we intend to enter into employment agreements with our key executives and other members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of September 30, 2011 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Bruce Schoengood	53	Chief Executive Officer and Director	March 16, 2011

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Bruce Schoengood

Mr. Schoengood started his diverse publishing career as a New York City Art Director and Editor in 1981 and went on to launch dozens of national magazines as publisher and contract publisher. Titles include: Country Accents, Victorian Accents, New Body, New Jersey Home & Style, Successful Child, Party Poker.com, GameDay USA, STUN!, Spectrum, Dale Earnhardt, Bill Mazeroski’s Baseball, Gemma’s Old Style Italian Cooking, Kid Planet, Beach Style, Trump Magazine, Blackout Comics and many more. He was honored by Mental Health America in 2008 and given their Golden Bell Media Award.

Mr. Schoengood worked as a creative design and marketing consultant in the Medical Education industry with leading industry companies. Clients included Haymarket Medical, Physican’s Weekly, Genecom, and Science & Medicine.

Over the course of 30 years, Mr. Schoengood as developed and executed national media campaigns, advertising programs and strategies and worked, hired and instructed media professionals in all creative genres: writers, photographers, artists, internet programmers, PR firms, Media specialists, distributors, printers and more.

Board Committees

Medifirst Solutions, Inc. has not yet implemented any board committees as of the date of this prospectus.

Significant Employees

Medifirst Solutions, Inc. has no significant employees other than the officers and directors described above, whose time and efforts are being provided to the Company, without compensation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  Medifirst Solutions, Inc. and its management make no representation about the present or future value of Medifirst Solutions, Inc.’s common stock.

There are no other outstanding options to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document we have approximately 6,599,250 shares of common stock outstanding held by 46 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officer and director of the Company is involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of Medifirst Solutions, Inc. must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

☐	The Officer and Director;
☐	Any person proposed as a nominee for election as a director;
☐	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
☐	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accountant for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is David A, Aronson, C.P.A., P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

MEDIFIRST SOLUTIONS, INC.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2010

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements

Balance Sheet	F-2

Statement of Operations	F-3

Statement of Changes in Stockholders' Equity	F-4

Statement of Cash Flows	F-5

Notes to Financial Statements	F-6 - F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Medifirst Solutions, Inc.

We have audited the accompanying balance sheet of Medifirst Solutions, Inc., (A Development Stage Company) as of December 31, 2010, and the related statements of operations, stockholders' (deficit) and cash flows for the year then ended, and the period from inception (November 8, 2010) to December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medifirst Solutions, Inc., (A Development Stage Company) as of December 31, 2010, and results of its operations and its cash flows for the year then ended, and for the period from inception (November 8, 2010) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
November 10, 2011

Medifirst Solutions, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2010

ASSETS

Current Assets:
Cash	$30,631
Total current assets	30,631

$30,631

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$3,808
Loan payable - stockholder	325
Total current liabilities	4,133

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, no shares
issued and outstanding	-
Common stock, $0.0001 par value; 200,000,000 shares authorized,
1,700,750 shares issued and outstanding	170
Additional paid in capital	30,789
Deficit accumulated during development stage	(4,461)
26,498

$30,631

See accompanying notes to financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Statements of Operations
For the Year Ended December 31, 2010 and for the Period
From November 8, 2010 (Inception) to December 31, 2010

	From November 8, 2010 (Inception) to
	December 31, 2010	2010

Revenue, net	$-	$-

Expenses:
General and administrative expenses	4,461	4,461
	4,461	4,461

Net loss	$(4,461)	$(4,461)

Loss per common share - Basic and
fully diluted	$(0.00)	$(0.00)

Weighted average number of shares
outstanding - Basic and fully diluted	1,103,736	1,103,736

See accompanying notes to financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from November 8, 2010 (Inception) to December 31, 2010

				Accumulated
	Common Stock		Additional	Deficit During	Total
	Shares	Amount	Paid in Capital	Development Stage	Stockholders' Equity
Issuance of common shares for services
$0.0001 per share	792,000	$79	$-	$-	$79
Issuance of common shares for cash at
at $0.08 per share	81,250	8	6,492	-	6,500
Issuance of common shares for cash at
at $0.08 per share	37,500	4	2,996	-	3,000
Issuance of common shares for cash at
at $0.08 per share	125,000	12	9,988	-	10,000
Issuance of common shares for cash at
$0.00133 per share	187,500	19	231	-	250
Issuance of common shares for cash at
at $0.02 per share	12,500	1	249	-	250
Issuance of common shares for services
at $0.08 per share	125,000	12	9,988	-	10,000
Issuance of common shares for cash at
$0.01 per share	25,000	3	247	-	250
Issuance of common shares for cash at
$0.002 per share	315,000	32	598	-	630
Net loss	-	-	-	(4,461)	(4,461)
Balance - December 31, 2010	1,700,750	$170	$30,789	$(4,461)	$26,498

See accompanying notes to financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Statements of Cash Flows
For the Year Ended December 31, 2010 and for the Period
From November 8, 2010 (Inception) to December 31, 2010

	From November 8, 2010 (Inception) to
	December 31, 2010	2010

Cash flows from operating activities:
Net loss	$(4,461)	$(4,461)
Adjustments to reconcile net loss to net cash used
by operating activities:
Common stock issued for services	79	79
Accounts payable and accrued expenses	3,808	3,808
Net cash used by operating activities	(574)	(574)

Cash flows from financing activities:
Proceeds from issuance of common stock	30,880	30,880
Stockholder's loan	325	325
Net cash provided by financing activities	31,205	31,205

Net increase in cash	30,631	30,631
Cash at beginning of period	-	-
Cash at end of period	$30,631	$30,631

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

See accompanying notes to financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Medifirst Solutions, Inc. ("MSI" or the "Company") was incorporated in Nevada in November 2010.  The Company is in the development stage and has a diverse product line including both consumer products and digital media.  The Company intends to launch "Florida Health Community" as an on-line healthcare directory and social media site geared towards both professionals and consumers.  MSI also intends to produce a tabloid size newsletter with healthcare industry related news and events.  MSI holds the trademark to, and will sell on-line, the Miracle-cigTM, an electronic cigarette that is tobacco free and that emits a fine water mist in place of smoke.  Additionally, MSI will offer print and digital marketing and advertising services to its client base of medical professionals as well as solicit new business in other business sectors.

Revenue Recognition
In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Revenue will be recognized at the time the product is delivered or services are performed.  Provision for sales returns will be estimated based on the Company's historical return experience.  Revenue will be presented net of returns.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information
The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Net Loss Per Common Share
Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period.  Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock. There were no common stock equivalents at December 31. 2010.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes
Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation
The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity.  The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Pronouncements
In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS).” This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS.  ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level three fair value measurements. This pronouncement is effective for reporting periods beginning on or after December 15, 2011. The adoption of ASU 2011-04 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued guidance on the presentation of comprehensive income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The guidance allows two presentation alternatives; present items of net income and other comprehensive income in (1) one continuous statement, referred to as the statement of comprehensive income, or (2) in two separate, but consecutive, statements of net income and other comprehensive income. This guidance is effective as of the beginning of a fiscal year that begins after December 15, 2011.  Early adoption is permitted, but full retrospective application is required under both sets of accounting standards.  The Company is currently evaluating which presentation alternative it will utilize.

Note 2.  LOAN PAYABLE - STOCKHOLDER

During 2010 a stockholder of the Company advanced the Company $325 to pay for certain expenses.  The loan bears no interest and is payable on demand.

Note 3.  STOCKHOLDERS' EQUITY

In November 2010, the Company issued 792,0000 shares of common stock at par value for services provided to the Company.

In November 2010, the Company issued 81,250 shares of common stock at $0.08 per share.

In November 2010, the Company issued 37,500 shares of common stock at $0.08 per share.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note 3.  STOCKHOLDERS' EQUITY (continued)

In December 2010, the Company issued 125,000 shares of common stock at $0.08 per share.

In December 2010, the Company issued 187,500 shares of common stock at $0.001333 per share.

In December 2010, the Company issued 12,500 shares of common stock at $0.02 per share.

In December 2010, the Company issued 125,000 shares of common stock at $.08 per share for services provided to the Company.

In December 2010, the Company issued 25,000 shares of common stock at $0.01 per share.

In December 2010, the Company issued 315,000 shares of common stock at $0.002 per share.

Note 4.  INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at the federal
statutory rate	34%
Effect of operating losses	(34)%
0%

As of December 31, 2010, the Company has a net operating loss carryforward of approximately $4,000. This loss will be available to offset future taxable income. If not used, this carryforward will expire in 2030. The deferred tax asset relating to the operating loss carryforward has been fully reserved at December 31, 2010. The principal difference between the operating loss for income tax purposes and reporting purposes results from the issuance of common shares for services.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note 5.  BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period from inception to December 31, 2010, the Company incurred a net loss of approximately $4,500.  In addition, the Company has no significant assets or revenue generating operations.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern.  To meet its cash needs, management expects to raise capital through a private placement offering.  In the event that this funding does not materialize, certain stockholders have agreed, orally, to loan, on a non-interest bearing demand basis, sufficient funds to maintain the Company's operations for the next 12 months.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 6.  SUBSEQUENT EVENT

In January 2011, the Company, under the terms of a private placement, sold 256,250 common shares for $1,300.

In March 2011, the Company, under the terms of a private placement, sold 718,750 common shares for $1,500.

In March 2011, the Company issued 3,500,000 to an officer of the Company for services provided to the Company at $0.002 per share.

In April 2011, the Company, under the terms of a private placement, sold 300,000 common shares for $5,000.

In October 2011, the Company, under the terms of a private placement, sold 104,750 common shares for $4,780.

In November 2011, the Company, under the terms of a private placement, sold 18,750 common shares for $1,500.

(A Development Stage Company)
Balance Sheet
Condensed Balance Sheets
September 30, 2011 and December 31, 2010

ASSETS
	September 30, 2011	December 31, 2010
	(Unaudited)

Current Assets:
Cash	$48,544	$30,631
Total current assets	48,544	30,631

Property, Plant and Equipment, net	5,663	-

Other Assets
Security deposit	265	-

	$54,472	$30,631

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$9,896	3,808
Loan payable - stockholder	13,115	325
6% convertible notes	800	-
Total current liabilities	23,811	4,133

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, no shares
issued and outstanding, respectively	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized,
6,475,750 and 1,700,750 shares issued and outstanding, respectively	648	170
Additional paid in capital	45,111	30,789
Deficit accumulated during development stage	(15,098)	(4,461)
	30,661	26,498

	$54,472	$30,631

See accompanying summary of notes to unaudited condensed financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Condensed Statements of Operations
For the Nine Months Ended September 30, 2011 and for the Period
From November 8, 2010 (Inception) to September 30, 2011

	From November 8, 2010	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(Inception) to September 30, 2011	2011	2010	2011	2010

Consulting fee revenue	$33,300	$17,800	$-	$33,300	$-
Product sales, net	10,976	976	-	10,976	-
	44,276	18,776	-	44,276	-
Cost of goods sold	1,893	193	-	1,893	-
Gross income	42,383	18,583	-	42,383	-

Expenses:
Officer's compensation	7,000	-	-	7,000	-
General and administrative expenses	50,461	19,243	-	46,000	-
	57,461	19,243	-	53,000	-

Net loss before other income and expenses	(15,078)	(660)	-	(10,617)	-

Other income and (expenses)
Interest expense	(20)	(20)	-	(20)	-
Provision for income taxes	-	-	-	-	-
	(20)	(20)	-	(20)	-

Net loss	$(15,098)	$(680)	$-	$(10,637)	$-

Loss per common share - Basic and
fully diluted	$(0.01)	$(0.00)	$-	$(0.00)	$-

Weighted average number of shares
outstanding - Basic and fully diluted	1,604,646	1,700,750	-	4,292,685	-

See accompanying summary of notes to unaudited condensed financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from November 8, 2010 (Inception) to September 30, 2011

				Accumulated
	Common Stock		Additional	Deficit During	Total
	Shares	Amount	Paid in Capital	Development Stage	Stockholders' Equity
Issuance of common shares for services
$0.0001 per share	792,000	$79	$-	$-	$79
Issuance of common shares for cash at
at $0.08 per share	81,250	8	6,492	-	6,500
Issuance of common shares for cash at
at $0.08 per share	37,500	4	2,996	-	3,000
Issuance of common shares for cash at
at $0.08 per share	125,000	12	9,988	-	10,000
Issuance of common shares for cash at
$0.00133 per share	187,500	19	231	-	250
Issuance of common shares for cash at
at $0.02 per share	12,500	1	249	-	250
Issuance of common shares for services
at $0.08 per share	125,000	12	9,988	-	10,000
Issuance of common shares for cash at
$0.01 per share	25,000	3	247	-	250
Issuance of common shares for cash at
$0.002 per share	315,000	32	598	-	630
Net loss	-	-	-	(4,461)	(4,461)
Balance - December 31, 2010	1,700,750	170	30,789	(4,461)	26,498

Issuance of common shares for cash at
$0.003 per share	218,750	22	828	-	850
Issuance of common shares for cash at
$0.01 per share	25,000	3	247	-	250
Issuance of common shares for cash at
$0.016 per share	12,500	1	199	-	200
Issuance of common shares for cash at
$0.002 per share	150,000	15	285	-	300
Issuance of common shares for cash at
$0.0019 per share	250,000	25	450	-	475
Issuance of common shares for cash at
$0.0022 per share	168,750	17	358	-	375
Issuance of common shares for cash at
$0.0023 per share	150,000	15	335	-	350
Issuance of common shares for services
$0.002 per share	3,500,000	350	6,650	-	7,000
Issuance of common shares for cash at
$0.0167 per share	300,000	30	4,970	-	5,000
Net loss	-	-	-	(10,637)	(10,637)
Balance - September 31, 2011	6,475,750	$648	$45,111	$(15,098)	$30,661

See accompanying summary of notes to unaudited condensed financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Condensed Statements of Cash Flows
For the Nine Months Ended September 30, 2011 and for the Period
From November 8, 2010 (Inception) to September 30, 2011

	From November 8, 2010 (Inception) to	For the Nine Months Ended September 30,
	September 30, 2011	2011	2010

Cash flows from operating activities:
Net loss	$(15,098)	$(10,637)	$-
Adjustments to reconcile net loss to net cash used
by operating activities:
Common stock issued for services	7,079	7,000	-
Depreciation expense	95	95	-
Security deposit	(265)	(265)	-
Accounts payable and accrued expenses	9,896	6,088	-
Net cash provided by operating activities	1,707	2,281	-

Cash flows from investing activities:
Purchase of equipment	(5,758)	(5,758)	-
Net cash used by investing activities	(5,758)	(5,758)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	38,680	7,800	-
Shareholder's loan	13,115	12,790	-
Loan payable - other	800	800	-
Net cash provided by financing activities	52,595	21,390	-

Net increase in cash	48,544	17,913	-
Cash at beginning of period	-	30,631	-
Cash at end of period	$48,544	$48,544	$-

Supplemental cash flow information:
Cash paid during the period for:
Interest	$20	$20	$-
Income taxes	$-	$-	$-

See accompanying summary of notes to unaudited condensed financial statements.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Medifirst Solutions, Inc. ("Medifirst" or the "Company") was incorporated in Nevada in November 2010.  The Company is in the development stage and has a diverse product line including both consumer products and digital media.  The Company intends to launch "Florida Health Community" as an on-line healthcare directory and social media site geared towards both professionals and consumers.  MSI also intends to produce a tabloid size newsletter with healthcare industry related news and events. Medifirst holds the trademark to, and will sell on-line, the Miracle-cigTM, an electronic cigarette that is tobacco free and that emits a fine water mist in place of smoke.  Additionally, Medifirst will offer print and digital marketing and advertising services to its client base of medical professionals as well as solicit new business in other business sectors.

Basis of Presentation
The accompanying unaudited financial statements of Medifirst have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information.  Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such principles and regulations of the Securities and Exchange Commission for Form 10-Q.  All adjustments, consisting of normal recurring adjustments, have been made which, in the opinion of management, are necessary for a fair presentation of the results of interim periods.  The results of operations for such interim periods are not necessarily indicative of the results that may be expected for a full year because of, among other things, seasonality factors in the retail business.  The unaudited financial statements contained herein should be read in conjunction with the audited financial statements and notes thereto  for the fiscal year ended December 31, 2010.

Revenue Recognition
In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered or services are performed.  Provision for sales returns are estimated based on the Company's historical return experience.  Revenue is presented net of returns.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Income (Loss) Per Common Share
The Company calculates net income (loss) per share based on the authoritative guidance.  Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding.  During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti-dilutive.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information
The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes
Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation
The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Recent Pronouncements
In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS).”  This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS.  ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level three fair value measurements.  This pronouncement is effective for reporting periods beginning on or after December 15, 2011.  The adoption of ASU 2011-04 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued guidance on the presentation of comprehensive income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The guidance allows two presentation alternatives; present items of net income and other comprehensive income in (1) one continuous statement, referred to as the statement of comprehensive income, or (2) in two separate, but consecutive, statements of net income and other comprehensive income. This guidance is effective as of the beginning of a fiscal year that begins after December 15, 2011.  Early adoption is permitted, but full retrospective application is required under both sets of accounting standards. The Company is currently evaluating which presentation alternative it will utilize.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, Plant and Equipment, net
Property, plant and equipment are stated at cost.  Maintenance, repairs and minor renewals are expensed as incurred.  Property, plant or equipment that is retired or sold, and the related gain or loss, if any, is taken into income currently.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for computing depreciation are:

Computer equipment	5 years

The Company reviews long-lived assets, such as equipment, for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds the estimated future cash flows, an impairment loss will be recorded by the amount the carrying value exceeds the fair value of the asset.

Note 2.  PROPERTY, PLANT AND EQUIPMENT (NET)

Equipment is recorded at cost and consisted of the following at September 30, 2010:

Computer equipment	$5,758

Less: accumulated depreciation	(95)

$5,663

Depreciation expense was $95 and - 0 - for the nine months ended September 30, 2011 and  2010, respectively.

Note 3.  6% CONVERTIBLE NOTES

In March 2011, the Company issued $800 aggregate principal amount of 6% convertible notes due in January 2012.  Interest on the notes accrue at the rate of 6% per annum and are payable when the notes mature.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 3. 6% CONVERTIBLE NOTES (continued)

The holders of the notes have the option of converting them at any time prior to maturity.  The notes plus any accrued but unpaid interest are convertible at the rate of $0.0001 per share at the time of conversion up to a maximum of 9.99% of the then issued and outstanding common stock, or 641,099 shares at September 30, 2011.

Note 4. STOCKHOLDERS' EQUITY

In November 2010, the Company issued 792.000 shares of common stock at par value for services provided to the Company.

In November 2010, the Company issued 81,250 shares of common stock at $0.08 per share.

In November 2010, the Company issued 37,500 shares of common stock at $0.08 per share.

In December 2010, the Company issued 125,000 shares of common stock at $0.08 per share.

In December 2010, the Company issued 187,500 shares of common stock at $0.001333 per share.

In December 2010, the Company issued 12,500 shares of common stock at $0.02 per share.

In December 2010, the Company issued 125,000 shares of common stock at $.08 per share for services provided to the Company.

In December 2010, the Company issued 25,000 shares of common stock at $0.01 per share.

In December 2010, the Company issued 315,000 shares of common stock at $0.002 per share.

In January 2011, the Company issued 218,750 shares of common shares at $0.003 per share.

In January 2011, the Company issued 25,000 shares of common shares at $0.01 per share.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 4. STOCKHOLDERS' EQUITY (continued)

In January 2011, the Company issued 12,500 shares of common shares at $0.016 per share.

In March 2011 the Company issued 150,000 shares of common stock at $0.002 per share.

In March 2011 the Company issued 250,000 shares of common stock at $0.0019 per share.

In March 2011 the Company issued 168,750 shares of common stock at $0.0022 per share.

In March 2011 the Company issued 150,000 shares of common stock at $0.0023 per share.

In March 2011, the Company issued 3,500,000 shares of common stock to an officer of the Company for services provided to the Company at $0.002 per share.

In April 2011, the Company issued 300,000 shares of common stock at $0.0167 per share..

Note 5. COMMITMENTS AND CONTINGENCIES

The Company leases its office pursuant to an agreement entered into in May 2011. The lease currently expires in April 2012 and calls for minimum monthly lease payments of $265.

Rent expense for the nine months ended September 30, 2011 and 2010 totaled $1,751 and - 0 -, respectively.

Note 6. INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

Income tax provision at the federal
statutory rate	34%
Effect of operating losses	(34)%
0%

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 6. INCOME TAXES (continued)

As of September 30, 2011, the Company has a net operating loss carryforward of approximately $6,800.  This loss will be available to offset future taxable income.  If not used, this carryforward will begin to expire in 2030. The deferred tax asset relating to the operating loss carryforward has been fully reserved at September 30, 2011.  The principal difference between the operating loss for income tax purposes and reporting purposes results from the issuance of common shares for services.

Note 7. SUBSEQUENT EVENTS

In October 2011, the Company, under the terms of a private placement, sold 104,750 common shares for $4,780.

In November 2011, the Company, under the terms of a private placement, sold 18,750 common shares for $1,500.

Note 8. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature.  For the period from inception to September 30, 2011, the Company incurred a net loss of approximately $15,000.  In addition, the Company has no significant assets or revenue generating operations.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern.  To meet its cash needs, management expects to raise capital through a private placement offering.  In the event that this funding does not materialize, certain stockholders have agreed, orally, to loan, on a non-interest bearing demand basis, sufficient funds to maintain the Company's operations for the next 12 months.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Medifirst Solutions, Inc. Bylaws provide for the indemnification of a present or former director or officer.  Medifirst Solutions, Inc. indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Nevada law also provides for discretionary indemnification for each person who serves as or at Medifirst Solutions, Inc. request as an officer or director.  Medifirst Solutions, Inc. may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, Medifirst Solutions, Inc. best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Statutes Section 607.0850, Medifirst Solutions, Inc. shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Medifirst Solutions, Inc. in connection with the sale of the common stock being registered. Medifirst Solutions, Inc. has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$12,000.00
SEC Electronic Filing	$61.00
Edgar Filing	$1,120.00
Transfer Agent	$1,850.00
Total	$15,000.00

RECENT SALES OF UNREGISTERED SECURITIES

During the past year,  Medifirst Solutions, Inc. issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued  shares of its common stock in private transactions for total consideration of $6,280 and 123,500 shares were issued to various individuals for services rendered. The Company believes that the issuance was exempt from registration pursuant to Rule 504 of Regulation D Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed on November 5, 2010
3.2	Amendment of Articles of Incorporation filed on November 5, 2010
3.3	By-laws adopted on November 15, 2010
4.1	Specimen Common Stock Certificate
5.1	Opinion of W. Manly, P.A.
23.1	Consent of David A. Aronson, CPA, P.A.
23.2	Consent of W. Manly, P.A. (see exhibit 5.1)

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (iv)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Boca Raton  State of Florida on December 8, 2011.

MEDIFIRST SOLUTIONS, INC.

By:	/s/ BRUCE SCHOENGOOD
BRUCE SCHOENGOOD, Chief Executive Officer,
Principal Executive Officer and Principal Financial
Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on December 8, 2011:

Signature	Title

/s/ BRUCE SCHOENGOOD	Principal Executive Officer, Principal Financial Officer and Director

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.